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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact: Ron Zollars, San Diego              Zuraidah Hashim, Washington
         858/826-7896                        703/676-2541
         zollarsr@saic.com                   hashimz@saic.com


                       SAIC COMPLETES PRIVATE OFFERING OF
                         $800 MILLION OF UNSECURED NOTES

     (SAN DIEGO) June 28, 2002 -- Science Applications International Corporation
(SAIC) announced today that it has completed a private offering of 10-year and 30-year senior unsecured notes in the aggregate principal amount of $800 million. In the offering, SAIC issued $550 million in 6 1/4 percent notes due in 2012 and $250 million in 7 1/8 percent notes due in 2032.

     SAIC expects to use the net proceeds of this offering for general corporate purposes, including future acquisitions, expansion of its outsourcing business, stock repurchases and capital expenditures.

     "I am pleased by the excellent response to this debt offering," said Dr. J. Robert Beyster, SAIC chairman, president and chief executive officer. "The conservative level of long-term debt in our capital structure provides a firm foundation for our long-term continued growth as an employee-owned company."

     The notes were assigned investment grade ratings of A3 by Moody's Investors Services and A- by Standard & Poor's, which were the credit ratings assigned by these agencies to the Company before the debt offering was completed.

     These notes may be resold by the initial purchasers to certain qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933. These notes have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

     SAIC is the nation's largest employee-owned research and engineering company, providing information technology, systems integration and eSolutions to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in national security, homeland defense, energy, the environment, telecommunications, health care and transportation. With annual revenues of $6.1 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 40,000 employees at offices in more than 150 cities worldwide. More information about SAIC can be found on the Internet at www.saic.com.

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in the Company's Annual Report on Form 10-K for the period ended January 31, 2002, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.